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                                                                    EXHIBIT 99.6
                                                                    ------------


                           THE SPORTS AUTHORITY INC.
                           -------------------------

               AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
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                          THE SPORTS AUTHORITY, INC.
                             AMENDED AND RESTATED
                         EMPLOYEE STOCK PURCHASE PLAN
                         ----------------------------

1.   Purpose.
     -------

          The purpose of the Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plan") is to provide eligible employees of The Sports Authority, Inc., a Delaware corporation (the "Company"), its wholly owned subsidiaries and any subsequently designated subsidiaries of the Company with an opportunity to purchase common shares, $.0l par value, of the Company (the "Shares"), through accumulated payroll deductions, cash dividends on Shares held in the employee's account under the Plan, and/or the employee's cash payments under the Plan. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2.   Definitions.
     -----------

     (a)  "Board" shall mean the Board of Directors of the Company.

     (b) "Change in Capitalization" shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

     (c)  "Change in Control" of the Company shall have the meaning given in
Section 16(b) hereof.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

     (f) "Company" shall mean The Sports Authority, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

     (g) "Compensation" shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee as reported by the Employer to the United States government for Federal income tax purposes, including an Employee's portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and/or any non-qualified compensation deferral, but excluding any foreign service allowance, severance pay, expenses or any benefit paid by a third-party payer under any employee plan maintained by the Employer.

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     (h)  "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than one year or reemployment upon the expiration of such leave is guaranteed by contract or statute.

     (i) "Designated Subsidiaries" shall mean the subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan.

     (j) "Employee" shall mean any person, including an officer, who as of an Offering Date is regularly employed by the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company and who has completed a Year of Service.

     (k) "Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company.

     (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (m) "Exercise Date" shall mean the last business day of each Offering Period, except as the Committee may otherwise provide.

     (n) "Fair Market Value" per Share as of a particular date shall mean the closing price on the New York Stock Exchange Composite Transactions Tape (or its equivalent as determined by the Committee, if the Shares are not traded on the New York Stock Exchange) of a Share for the relevant valuation date or, if Shares are not traded on that date, the trading day immediately prior to the relevant valuation date.

     (o) "Offering Date" shall mean any one of the following: January 1, April 1, July 1 or October 1 of each Plan Year.

     (p) "Offering Period" shall mean any calendar quarter beginning with an Offering Date prior to the end of the Term of the Plan, and except that the Committee shall have the power to change the duration of other Offering Periods; however, no option granted under the Plan shall be exercisable more than five years from its date of grant.

     (q) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     (r)  "Participant" shall mean an Employee who participates in the Plan.

     (s) "Plan" shall mean The Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan, as amended from time to time.

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     (t)  "Plan Year" shall mean the calendar year during which the Plan is in effect.

     (u)  "Shares" shall mean common shares, $.0l par value, of the Company.

     (v) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     (w) "Year of Service" shall mean each successive period of twelve consecutive months (from an Employee's original employment date) during which the Employee's hours of employment are 1,000 hours or more.

3.   Eligibility.
     -----------

     (a) Subject to the requirements of Section 4(b) hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

     (b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (1) if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time.

4.   Grant of Option; Participation; Price.
     -------------------------------------

     (a) On each Offering Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Section 3(b) and Article 10 hereof.

     (b) Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing an agreement with his or her Employer authorizing payroll deductions in accordance with Article 5 hereof. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by making cash payments to be credited to his or her account under the Plan in accordance with Article 5 hereof.

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     (c)  The option price per Share of the stock to be sold to Participants under the Plan shall be 85% of the Fair Market Value of such Share on the Exercise Date; provided, however, that the option price per Share shall never be less than the par value per Share.

5.   Payroll Deductions and Cash Payments.
     ------------------------------------

     (a) Subject to Section 4(b) hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from 1 percent to 10 percent of such Participant's Compensation each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time (except during the final fifteen (15) days of any Offering Period), but not more frequently than once each Offering Period, by filing a new authorization form with his or her Employer.

     (b) Alternatively or additionally, a Participant may make cash payments, in accordance with Section 4(b) hereof and rules and procedures adopted by the Committee, to be credited to his or her account at any time, except during the final fifteen (15) days of each Offering Period.

6.   Exercise of Option.
     ------------------

     (a) Unless a Participant withdraws from the Plan as provided in Article 8 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (including any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions, (ii) cash dividends paid on Shares which have been credited to the Participant's account under the Plan pursuant to
Article 9 hereof, and (iii) any additional cash payments made by the Participant and credited to the Participant's account under the Plan in accordance with
Article 5 hereof.

     (b) Any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

     (c) Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to credited Shares.

     (d) All Shares purchased upon exercise of an option hereunder during Offering Periods hereunder shall be Restricted Shares, which shall comply with the following terms and conditions:

          (i) RESTRICTIONS. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (except by will or the applicable laws of descent and distributions) during the Restricted Period (as defined in Section 6(d)(ii) hereof). Upon the issuance of Restricted Shares, either (i) a share certificate or certificates

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representing such Restricted Shares shall be registered in the Participant's name, shall bear an appropriate legend referring to the restrictions applicable thereto, and shall be delivered to the Participant, or (ii) the Company's share transfer agent or other designee shall credit such Restricted Shares to the Participant's Restricted Shares Account, which Shares shall be subject to the restrictions applicable thereto under the plan. Any attempt to dispose of any such Restricted Shares in contravention of such restriction shall be null and void and without effect.

          (ii) RESTRICTED PERIOD. The Restricted Period for Restricted Shares purchased under the Plan shall be one year from the date of purchase (which shall be deemed to be the Exercise Date of the Offering Period in which they are purchased). Upon the first anniversary of the date of purchase of any Restricted Shares, all restrictions then outstanding with respect thereto shall automatically expire and be of no further force and effect. If (i) such Restricted Shares have been held in the Participant's Restricted Shares Account or (ii) such Restricted Shares have been issued to the Participant in a certificate with a restrictive legend which is returned by the Participant, the formerly restricted Shares shall be credited to the Participant's account under the Plan without restrictions and shall be dealt with in accordance with the Participant's instructions and this Plan.

          (iii) OWNERSHIP. During the Restricted Period the Participant shall possess all incidents of ownership of such Restricted Shares, including the right to vote and to receive dividends with respect to such Restricted Shares, subject to the restrictions and limitations described in this Article.

          (iv) ACCELERATED LAPSE OF RESTRICTIONS. Upon the termination of a Participant's employment which either (i) occurs after the Participant has attained the age of 65 years or (ii) results from the Participant's death or Disability (as defined below), or upon the occurrence of a Change in Control, all restrictions then outstanding with respect to Restricted Shares purchased hereunder shall automatically expire and be of no further force and effect, and the formerly restricted Shares shall be credited to the Participant's account under the Plan without restrictions. For purposes of this Section 6(d), Disability" shall mean a Participant's total and permanent inability to perform his or her duties with the Company (as defined by the Company immediately prior to the onset of the Disability) or any of its affiliates by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Participant and acceptable to the Company.

7.   Delivery of Shares.
     ------------------

     (a) As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant (or, in the discretion of the Committee, at any time after the termination of employment of any Participant), the Company shall arrange the delivery to such Participant of a share certificate representing the whole Shares credited to the Participant's account which the Participant requests to withdraw (any fractional Share being paid in cash). Subject to Section 7(b) hereof, withdrawals may be made no more frequently than once each Offering Period, and no withdrawal may be made during the final fifteen (15) days of any Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

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     (b)  Notwithstanding anything in Section 7(a) hereof to the contrary,
Shares may be withdrawn by a Participant more than once during an Offering Period and during any part of an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

8.   Withdrawal; Termination of Employment.
     -------------------------------------

     (a) A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions, cash dividends and cash payments credited to such Participant's account) by giving written notice to the Company prior to the next occurring Exercise Date; provided, however, that no withdrawal can be made during the final fifteen (15) days of any Offering Period. All such payroll deductions, cash dividends and cash payments credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

     (b) Upon termination of a Participant's Continuous Status as an Employee during an Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions, cash dividends and cash payments credited to such Participant's account that have not been used to purchase Shares shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Article 12 hereof, and such Participant's option will be automatically terminated. Notwithstanding the foregoing, upon the termination of a Participant's employment because of the Participant's death, the Participant's beneficiary (designated by the Participant in accordance with Article 12 hereof) shall have the right to elect, by written notice given to the Company prior to the earlier of the next Exercise Date under the Plan or the sixtieth (60th) day after the Participant's death, to exercise the Participant's option for the purchase of Shares on such Exercise Date for the purchase of the number of full Shares which the accumulated payroll deductions and cash in the Participant's account at the date of the Participant's death will purchase at the applicable option price, and any excess in such account will be paid to such beneficiary. If no such written notice of election is duly received by the Company, the first sentence of this Section 8(b) shall control.

     (c) A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

9.   Dividends and Interest.
     ----------------------

     (a) Cash dividends paid on Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions (and cash contributions, if any) to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the

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Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

     (b) No interest shall accrue on or be payable with respect to the payroll deductions, cash contributions or credited cash dividends of a Participant in the Plan.

10.  Shares.
     ------

          The maximum number of Shares which shall be reserved for sale under the Plan from the date of its inception shall be 1,862,259 Shares, which number shall be subject to adjustment upon Changes in Capitalization of the Company as provided in Article 16 hereof. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company.

          Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

11.  Administration.
     --------------

          The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision evidenced by the unanimous written consent of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

12.  Designation of Beneficiary.
     --------------------------

     (a) A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

     (b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator

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has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.  Transferability.
     ---------------

          Neither payroll deductions, dividends, dividend reinvestments or cash payments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Article 12 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 8 hereof.

14.  Use of Funds.
     ------------

          All payroll deductions, dividends, reinvested dividends and additional cash payments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

15.  Reports.
     -------

          Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

16.  Effect of Certain Changes.
     -------------------------

     (a) In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee.

     (b) As herein used a Change in Control shall be deemed to have occurred if:

          (i) the "beneficial ownership" (as defined in Rule l3d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Company is acquired by any "person" as defined in section 13(d) or section 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

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          (ii)   the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

          (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

     (c) If, on any Exercise Date, the aggregate funds available for the purchase of Shares would purchase a number of Shares in excess of the number of Shares then available for purchase under the Plan, the number of Shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Exercise Date in order to eliminate such excess.

17.  Term of Plan.
     ------------

          Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Article 18 hereof, the Term of the Plan (and its last Offering Period) shall end on December 31, 2010. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

18.  Amendment to and Discontinuance of Plan.
     ---------------------------------------

          The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Article 16 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Section 423 of the Code.

19.  Notices.
     -------

          All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.  Regulations and Other Approvals; Governing Law.
     ----------------------------------------------

     (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

     (b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all

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applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

21.  Withholding of Taxes; Notification of Transfer.
     ----------------------------------------------

     (a) If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two- year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold, or the Company may deduct from the Participant's wages or other compensation the amount of any withholding taxes due with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

22.  Effective Date.
     --------------

          The amendment and restatement of the Plan shall be effective as of June 27, 2001, subject to the approval of the Plan by the shareholders of the Company.

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